Exhibit 99.2

Xspand Products Lab Announces Exclusive Manufacturing Agreement with Brand for Leading Childrens Sleep Products

Doylestown, Pennsylvania – May 23, 2018 – Xspand Products Lab, Inc. (“Xspand”), a full-service product development company, today announced that is has signed an exclusive, two-year manufacturing agreement with a leading childrens sleep products brand with sales in North America, Europe, Asia and Australia.

The client, which sells a wide variety of award-winning products, is aimed at helping both young children and their parents sleep better at night. As part of the agreement, Xspand will work with the client to exclusively manufacture its existing products and assist in the development of new product lines.

“This agreement with a leading childrens sleep product brand stands as a testament to the inherent value that the market places in our proprietary product development platform,” said Chris Ferguson, CEO of Xspand Products Lab. “We look forward to leveraging our team’s product development expertise to not only manufacture this client’s existing products, but develop exciting new product lines as well, with a particular focus on lucrative direct to consumer opportunities. Agreements such as this are instrumental to our go-forward growth strategy. I look forward to providing further updates.”

About Xspand Products Lab, Inc.

Xspand Products Lab, Inc. (NASDAQ: XSPL) is a vertically integrated and full-service product development and manufacturing company, including design, sales, fulfillment and shipping. Xspand's model is to provide a risk mitigated platform that connects innovators with companies to bring new products to market. For more information, please visit www.xspandproductslab.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing Xspand’s views as of any subsequent date. Examples of such statements include statements regarding the strength of Xspand’s operations and financial position for 2018, anticipated cash resources for continued operations, sales of Xspand’s products, enhancement of Xspand’s marketing efforts, the impact of Xspand’s portfolio development strategy, planned regulatory submissions and potential approvals, anticipated product launches, the potential benefits of Xspand’s products, Xspand’s efforts with respect to marketing in U.S. and international markets, and results of potential third-party collaborations. Such forward-looking statements are based on information available to Xspand as of the date of this release and involve a number of risks and uncertainties, some beyond Xspand’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for Xspand’s products, any difficulty in marketing Xspand’s products in global markets, competition in the market for consumer products, any inability to raise capital to fund operations and service Xspand’s debt. Additional information that could lead to material changes in Xspand’s performance is contained in its filings with the SEC. Xspand is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Investor Relations:

Greg Falesnik
Managing Director
MZ North America
Direct: 949-385-6449
XSPL@mzgroup.us